  EXHIBIT 99.1
For Immediate Release

CONSOLIDATED WATER CO. LTD.
REPORTS FIRST QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (May 10, 2011) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the first quarter of 2011.  The Company will host an investor conference call tomorrow – Wednesday, May 11, 2011 -- at 11:00 a.m. EDT to discuss its first quarter operating results and other topics of interest (see details below).

For the three months ended March 31, 2011, total revenues approximated $13.9 million, compared with approximately $14.7 million in the first quarter of 2010.

Retail water revenues of approximately $6.4 million during the most recent quarter were relatively unchanged when compared with approximately $6.4 million in the prior-year quarter.  The total volume of water sold through the Company’s retail water operations in the Cayman Islands decreased by 16% when compared with the first quarter of 2010.  However, all of the decrease represented water sold to Water Authority – Cayman (“WAC”) in 2010 in order to meet WAC’s needs while its Red Gate plant was under refurbishment.  The volume of water sold by the Company to its normal retail customers varied by less than 1% from the first quarter of 2010 to the first quarter of 2011.  The loss of the revenues generated from the sales to WAC in 2010 was offset by a 2.3% inflation-related adjustment to base rates due to an upward movement in the consumer price indices used to determine such rate adjustments, along with higher energy pass-through charges to retail customers due to increased fuel and electricity prices.

Bulk water revenues increased approximately 15% to $7.2 million, compared with $6.3 million in the year-earlier quarter, reflecting a 4% increase attributable to water sold from the refurbished Red Gate plant, which was commissioned in July 2010, and higher energy cost pass-through charges due to higher energy prices.

Services revenues declined 82% to $366,269 in the first quarter of 2011, versus approximately $2.0 million in the first quarter of 2010, primarily due to a lack of plant construction activity, along with a decrease of approximately $208,000 in fees earned for management of the Bermuda plant that resulted from the expiration and subsequent renegotiation of the original management contract for the plant.

Net income attributable to stockholders decreased to $1,993,010, or $0.14 per diluted share, in the quarter ended March 31, 2011, compared with net income of $3,076,936, or $0.21 per diluted share, in the three months ended March 31, 2010.  Operating income decreased from $3,021,183 in the first quarter of 2010 to $1,493,906 in the most recent quarter.  The decreases in net income and operating income for the first quarter of 2011 reflect incremental expenses of approximately $1.1 million relating to the business development activities of the Company’s consolidated Mexico joint venture, N.S.C. Agua, S.A. de C.V.  Total other income rose by $408,029 in 2011 due to a $295,104 increase in the Company’s equity in the earnings of its investment in OC-BVI, which in February 2011 received a $1 million payment from the British Virgin Islands government pursuant to the October 2009 Court award for the Baughers Bay plant litigation.

Consolidated gross profit decreased 4% to approximately $5.3 million (38% of total revenues) in the three months ended March 31, 2011, compared with approximately $5.5 million (37% of total revenues) in the first quarter of 2010.  Gross profit on retail revenues was relatively consistent with the prior-year period at $3,492,639 (55% of revenues) in the first quarter of 2011, versus $3,531,821 (55% of revenues) in the first quarter of 2010. Gross profit on bulk revenues increased 15% to $1,564,472 in the most recent quarter, compared with $1,360,579 in the prior-year period (22% of revenues in both periods), reflecting a 15% increase in bulk revenues. The services segment recorded a gross profit of $193,444 in the quarter ended March 31, 2011, compared with a prior-year period gross profit of $593,849.  The lower gross profit for first quarter of 2011 in the services segment resulted from the overall decrease in services revenues.

General and administrative expenses increased 52% to $3,756,649 in the first quarter of 2011, versus $2,465,066 a year earlier, primarily due to the previously mentioned incremental expenses of approximately $1.1 million incurred by the Company’s consolidated Mexico joint venture.

Interest income increased 15% to $347,660 in the quarter ended March 31, 2011, versus $302,175 in the 2010 quarter, due to interest earned on the loan receivable from the Water Authority - Cayman arising from the refurbishment of its Red Gate plant.  Interest expense declined 13% to ($350,372), versus ($404,813) in the first quarter of 2010.

“Revenues and gross profit generated by our retail franchise operation remained consistent with the same period last year in spite of reduced sales volumes, reflecting a modest inflation-related base rate adjustment in January as well as higher energy pass-through charges.  While government air and cruise ship arrival data clearly show more tourist visitors to Grand Cayman during the first quarter of this year when compared to 2010, this activity has yet to translate into higher retail sales volumes,” noted Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “We were notified by the Cayman Islands government last week that it had extended our existing retail water franchise until July 4, 2011 in order to facilitate the completion of negotiations for a new franchise agreement in Grand Cayman.  This process has been more complicated, and is taking longer, than initially anticipated, but we remain optimistic that a satisfactory conclusion to the negotiations will eventually be forthcoming.”

“In our bulk water business segment, both revenues and gross profits increased by 15% in the most recent quarter from the corresponding period of the previous year.  The increase in gross profit resulted from more efficient operation of our plants due to higher utilization and controlled operating costs.  We are proceeding with a 67% expansion in the production capacity of our Blue Hills plant in Nassau, Bahamas, under the terms of a contract that was awarded in January 2011.  The expansion, which should be operational in the fourth quarter of 2011, will result in a 21% increase in our Company’s total water production capacity and should enhance our bulk water business segment revenues and profitability in 2012 and future years.  Once the expansion of the Blue Hills plant is completed, the facility will operate under the terms of a water supply agreement that will be extended to a period of 20 years, or until the plant has delivered approximately 65.5 billion U.S. gallons of water, whichever occurs later.  We expect to raise $10 million in new financing from the local Bahamian capital markets for this expansion and will fund the remainder of the estimated expansion costs from our existing cash balances, which totaled $48.1 million at March 31, 2011.”

“The profitability of our services business segment continued to be adversely affected by a lull in new project activity during the first quarter of 2011,” continued McTaggart.  “Meanwhile, our equity in the first quarter earnings of our OC-BVI affiliate benefited from a $1 million payment by the BVI government in accordance with the October 2009 Court award for the Baughers Bay plant litigation.”

“While we are pursuing new project opportunities in a number of countries, the largest identified project involves the development and operation of a 100 million U.S. gallons per day seawater reverse osmosis desalination plant to be located in northern Baja California, Mexico, and an accompanying pipeline to deliver water to the U.S. border.  In May 2010, one of our subsidiaries acquired a 50% interest in N.S.C. Agua, S.A. de C.V. (“NSC”), a Mexican company that has been formed to pursue this project opportunity.  During the quarter ended March 31, 2011, we incurred approximately $1.1 million in expenses related to NSC’s development activities, and this was the primary reason that our first quarter net income declined from prior-year levels.  Over the past 12 months, we and our partners have made steady progress on key components of this very ambitious project.  We have secured certain rights to a strategic site in Mexico and are making substantial progress in negotiating ground-breaking agreements with the Federal Electricity Commission in Mexico.  We estimate that it will take until early 2012, and will require additional financial commitments by our Company and its partners, for NSC to complete all of the activities necessary to commence construction of the plant.  If NSC is successful in developing this project, we believe that it has the potential to significantly change the scope and presence of our Company.  The plant in Baja California, Mexico, which is known as the Rosarito plant, would be the largest facility, by far, in our portfolio of seawater conversion facilities, and success in this endeavor would likely enhance Consolidated Water’s ability to pursue other large-scale projects in the future,” concluded McTaggart.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. EDT tomorrow – Wednesday, May 11, 2011, to discuss its first quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on May 11, 2011.   A replay of the conference call will be available one hour after the call through May 18, 2011 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 450838.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the outcome of the Company’s negotiations with the Cayman Government regarding a new retail franchise agreement, the ability to successfully secure contracts for water projects, including the project under development in northern Baja California, Mexico, which requires the Company’s Mexican affiliate to acquire certain land, to obtain concessions from the Mexican Federal Electricity Commission and other regulatory approvals and to raise substantial funds to construct the water desalination plant, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$48,092,662	$46,130,237
Accounts receivable, net	12,366,580	12,132,730
Inventory	1,454,146	1,434,811
Prepaid expenses and other current assets	1,947,689	2,294,747
Current portion of loans receivable	1,760,612	1,733,799
Total current assets	65,621,689	63,726,324

Property, plant and equipment, net	54,638,797	55,923,731
Construction in progress	592,883	249,300
Inventory non-current	3,634,447	3,538,912
Loans receivable	12,152,082	12,602,419
Investment in OC-BVI	7,624,330	7,812,523
Intangible assets, net	1,658,507	1,710,737
Goodwill	3,587,754	3,587,754
Other assets	2,992,799	3,049,866
Total assets	$152,503,288	$152,201,566

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$3,868,015	$4,316,125
Dividends payable	1,154,588	1,152,614
Current portion of long term debt	1,449,288	1,422,991
Total current liabilities	6,471,891	6,891,730
Long term debt	16,511,460	16,883,794
Other liabilities	437,297	442,919
Total liabilities	23,420,648	24,218,443
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 16,427 and 16,784 shares, respectively	9,856	10,070
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,558,937 and 14,555,393 shares, respectively	8,735,362	8,733,236
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	81,476,655	81,349,944
Retained earnings	37,190,737	36,289,706
Total Consolidated Water Co. Ltd. stockholders' equity	127,412,610	126,382,956
Non-controlling interests	1,670,030	1,600,167
Total equity	129,082,640	127,983,123
Total liabilities and equity	$152,503,288	$152,201,566

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010

Retail water revenues	$6,373,515	$6,385,406
Bulk water revenues	7,166,836	6,257,942
Services revenues	366,269	2,033,963
Total revenues	13,906,620	14,677,311

Cost of retail revenues	2,880,876	2,853,585
Cost of bulk revenues	5,602,364	4,897,363
Cost of services revenues	172,825	1,440,114
Total cost of revenues	8,656,065	9,191,062
Gross profit	5,250,555	5,486,249
General and administrative expenses	3,756,649	2,465,066
Income from operations	1,493,906	3,021,183

Other income (expense):
Interest income	347,660	302,175
Interest expense	(350,372)	(404,813)
Other income	63,866	50,867
Equity in earnings of OC-BVI	507,813	212,709
Other income (expense), net	568,967	160,938
Net income	2,062,873	3,182,121
Income attributable to non-controlling interests	69,863	105,185
Net income attributable to Consolidated Water Co. Ltd. common stockholders	$1,993,010	$3,076,936

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.14	$0.21
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.14	$0.21
Dividends declared per common share	$0.075	$0.075

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,556,259	14,541,878
Diluted earnings per share	14,598,637	14,600,906